Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Energy Vault Holdings, Inc. (f/k/a Novus Capital Corporation II) on Form S-1 of our report dated February 10, 2022, which includes an explanatory paragraph as to Novus Capital Corporation II’s (now known as Energy Vault Holdings, Inc.) ability to continue as a going concern, with respect to our audits of the financial statements of Novus Capital Corporation II (now known as Energy Vault Holdings, Inc.) as of December 31, 2021 and 2020 for the year ended December 31, 2021 and for the period from September 29, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 14, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 14, 2022